Royal Bank of Canada	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-189888

Pricing Supplement Dated September 4, 2013 To the Prospectus Dated July 23, 2013 and Prospectus Supplement Dated July 23, 2013	$1,200,000,000 Senior Floating Rate Notes, Due September 9, 2016 Royal Bank of Canada

The notes (the “Notes”) are senior unsecured floating rate notes.  Interest and the amount payable upon maturity of the Notes will be paid in cash as described in this pricing supplement.

We may not redeem the Notes prior to their maturity.  There is no sinking fund for the Notes.  All payments on the Notes are subject to our credit risk.

The CUSIP number for the Notes is 78010UBZ9.

The Notes will not be listed on any securities exchange.

Investing in the Notes involves a number of risks.  See “Risk Factors” on page P-4 of this pricing supplement and beginning on page S-1 of the prospectus supplement dated July 23, 2013.

The Notes are unsecured and are not savings accounts or insured deposits of a bank.  The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public	100.00%	$ 1,200,000,000
Underwriting discount	0.15%	$ 1,800,000
Proceeds to Royal Bank of Canada	99.85%	$ 1,198,200,000

We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company (including through its indirect participants Euroclear, Clearstream, Luxembourg and CDS Clearing and Depository Services Inc.) on or about September 11, 2013, against payment in immediately available funds.

Lead Managers and Joint Bookrunners

RBC Capital Markets	J.P. Morgan

Senior Floating Rate Notes, Due September 9, 2016 Royal Bank of Canada

TERMS OF THE NOTES

We describe the basic features of the Notes in the sections of the prospectus dated July 23, 2013 called “Description of Debt Securities” and prospectus supplement dated July 23, 2013 called “Description of the Notes We May Offer,” subject to and as modified by the provisions described below.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series F

Title of Series:	Senior Floating Rate Notes, due September 9, 2016

Principal Amount:	US $ 1,200,000,000

Ranking:	Senior

Currency:	U.S. Dollars

Interest Rate Basis:	LIBOR, as described herein

Index Maturity:	3 months

Spread:	Plus 0.46%

Initial Interest Rate:	The initial interest rate will be an interpolated rate based upon 2 Month USD LIBOR and 3 Month USD LIBOR, to be determined two London business days prior to the Issue Date, plus 0.46%, per annum.

Interest Payment Dates:	Quarterly on the 9th day of each March, June, September, and December, beginning December 9, 2013, subject to the modified following business day convention described below under “Payment Convention.”

Interest Reset Dates:	Quarterly on the 9th day of each March, June, September, and December, beginning December 9, 2013, subject to the modified following business day convention described below under “Payment Convention.”

Record Dates for Interest Payments:	The fifteenth calendar day, whether or not a Business Day, immediately preceding the related Interest Payment Date.

Interest Determination Dates:	Two London business days prior to each Interest Reset Date.

Payment Convention:
Modified following business day convention as described in the accompanying prospectus supplement dated July 23, 2013 under the captions “Description of the Notes We May Offer—Interest” and “Description of the Notes We May Offer—Interest Rates—Floating Rate Notes—Interest Payment Dates.”

Business Days:	A Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City, Toronto or London.

Senior Floating Rate Notes, Due September 9, 2016 Royal Bank of Canada

Day Count Convention:	Actual / 360

Pricing Date:	September 4, 2013

Issue Date:	September 11, 2013

Maturity Date:	September 9, 2016

Redemption at our Option:	Not applicable

Repayment at Option of Holder:	Not applicable

Minimum Denominations:	$1,000 and integral multiples thereof.

Lead Managers and Joint Book Runners:	RBC Capital Markets, LLC and J.P. Morgan Securities LLC

Public Offering Price:	100.00%

Agents’ Discount:	0.15%

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the accompanying prospectus dated July 23, 2013 and through CDS Clearing and Depository Services Inc. (“CDS”) as described in “Clearance and Settlement”).

Listing:	The Notes will not be listed on any securities exchange or quotation system.

Calculation Agent:	The Bank of New York Mellon

Terms Incorporated in the Master Note:
All of the terms appearing above and including the item captioned “Minimum Denominations” on pages P-2 and P-3 under the caption “Terms of the Notes” of this pricing supplement and the terms appearing under the caption “Specific Terms of the Notes” below.

The Notes are part of a series of senior debt securities of Royal Bank entitled “Senior Global Medium-Term Notes, Series F”.  The Notes will have the CUSIP No. 78010UBZ9.

Senior Floating Rate Notes, Due September 9, 2016 Royal Bank of Canada

RISK FACTORS

An investment in the Notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus, dated July 23, 2013, and the accompanying prospectus supplement, dated July 23, 2013.  The Notes are not secured debt.  You should carefully consider whether the Notes are suited to your particular circumstances.  This pricing supplement should be read together with the accompanying prospectus, dated July 23, 2013, and the accompanying prospectus supplement, dated July 23, 2013.  The information in the accompanying prospectus and the accompanying prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this pricing supplement.  This section describes the most significant risks relating to an investment in the Notes.  We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and accompanying prospectus supplement, before investing in the Notes.

Investors Are Subject to Our Credit Risk, and Market Perceptions About Our Creditworthiness May Adversely Affect the Market Value of the Notes.

Investors are dependent on our ability to pay all amounts due on the Notes on the interest payment dates and at maturity, and, therefore, investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decrease in the market’s view on or confidence in our creditworthiness is likely to adversely affect the market value of the Notes.

The Market Value of the Notes May Be Influenced by Unpredictable Factors.

The market value of your Notes may fluctuate between the date you purchase them and the Maturity Date. Several factors, many of which are beyond our control, will influence the market value of the Notes. Factors that may influence the market value of the Notes include:

•	supply and demand for the Notes, including inventory positions with the underwriters or any other market-maker;

•	interest rates in the market and expectations about future interest rates;

•	the creditworthiness of Royal Bank;

•	the time remaining to the maturity of the Notes; and

•	economic, financial, political, regulatory or judicial events that affect financial markets generally.

The Notes Will Not Be Listed on Any Securities Exchange and Secondary Trading May Be Limited.

The Notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Notes.  The underwriters may, but are not obligated to, make a market in the Notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which the underwriters are willing to transact.  If at any time the underwriters were not to make a market in the Notes, it is likely that there would be no secondary market for the Notes.  Accordingly, you should be willing to hold your Notes to maturity.

Senior Floating Rate Notes, Due September 9, 2016 Royal Bank of Canada

SPECIFIC TERMS OF THE NOTES

Please note that in this section entitled “Specific Terms of the Notes”, references to “holders” mean those who own Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in Notes registered in street name or in Notes issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary.  Owners of beneficial interests in the Notes should read the section entitled “Description of the Notes We May Offer—Legal Ownership” in the accompanying prospectus supplement, dated July 23, 2013, and “Description of Debt Securities—Ownership and Book-Entry Issuance” in the accompanying prospectus, dated July 23, 2013.

The Notes are part of a series of senior debt securities entitled “Senior Global Medium-Term Notes, Series F,” that we may issue under our senior indenture, dated as of October 23, 2003, between Royal Bank and The Bank of New York Mellon, as successor to the corporate trust business of JPMorgan Chase Bank, N.A., as trustee, as supplemented by a first supplemental indenture, dated as of July 21, 2006, and by a second supplemental indenture, dated as of February 28, 2007, and as further amended, from time to time (the “indenture”).  The Notes are described in the accompanying prospectus supplement.  This pricing supplement summarizes financial and other terms that apply to the Notes.  We describe terms that apply generally to all Series F medium-term notes in “Description of the Notes We May Offer” in the accompanying prospectus supplement.  The terms described in this pricing supplement supplement those described in the accompanying prospectus and accompanying prospectus supplement and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the prices to the public and the net proceeds to Royal Bank on the front cover of this pricing supplement relates only to the initial sale of the Notes.  If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

In addition to the terms described on the front and inside cover of this pricing supplement, the following specific terms will apply to the Notes:

Interest

Interest on the Notes will be payable quarterly in US Dollars on the 9th day of each March, June, September, and December, beginning December 9, 2013, subject to a modified following business day convention as described in the accompanying prospectus supplement dated July 23, 2013 under the captions “Description of the Notes We May Offer—Interest” and “Description of the Notes We May Offer—Interest Rate”.  The interest on the Notes for each period will be equal to the three-month USD LIBOR plus a spread of 0.46% (the “interest rate”) per annum, except in the case of the Initial Interest Rate, as described above.  The interest rate will be calculated by reference to Reuter’s page LIBOR01 two London business days prior to the start of each interest period as provided for the Notes in the accompanying prospectus supplement.

Minimum Denominations

$1,000 and integral multiples thereof.

Defeasance

There shall be no defeasance, full or covenant, applicable to the Notes.

Payment at Maturity

At maturity you will receive an amount equal to the principal of your Notes plus any accrued and unpaid interest.

Senior Floating Rate Notes, Due September 9, 2016 Royal Bank of Canada

Manner of Payment and Delivery

Any payment on the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office.  We also may make any payment in accordance with the applicable procedures of the depositary.

Calculation Agent

Please note that The Bank of New York Mellon is currently serving as the calculation agent for the Notes.  We may change the calculation agent for the Notes at any time without notice and The Bank of New York Mellon may resign as calculation agent at any time upon sixty (60) days’ written notice to Royal Bank.

Senior Floating Rate Notes, Due September 9, 2016 Royal Bank of Canada

ADDITIONAL AMOUNTS

We will pay any amounts to be paid by us on the Notes without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the Notes, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a Note or of a right to receive payments in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder”, in respect of a beneficial owner or Payment Recipient:

(i)	with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)
which is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof other than by reason of the holder’s activity in connection with purchasing such Note, the holding of such Note or the receipt of payments thereunder;

(iii)	which is, or which does not deal at arm’s length with a person who is, a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank;

(iv)
which presents such Note for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a Note for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any Note means:

(a)	the due date for payment thereof, or

(b)
if the full amount of the monies payable on such date has not been received by the trustee on or prior  to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the Notes in accordance with the indenture;

(v)
which could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or requiring that any third party comply with, any statutory requirements or by making, or requiring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or

(vi)
which is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986 (or any successor provisions) (the “Internal Revenue Code”), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.

Senior Floating Rate Notes, Due September 9, 2016 Royal Bank of Canada

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the Notes.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of Notes (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

SUPPLEMENTAL TAX CONSIDERATIONS

The following does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The discussion below supplements the discussion under “Tax Consequences—United States Taxation” in the accompanying prospectus, and is subject to the limitations and exceptions set forth therein.  This discussion is only applicable to you if you are a U.S. holder (as defined in the accompanying prospectus, dated July 23, 2013).  If you are not a U.S. holder, please consult your own tax advisor.

In the opinion of our counsel, Sullivan & Cromwell LLP, your Notes will be treated as variable rate debt instruments for United States federal income tax purposes. Under this characterization, you should include the interest payments on the notes in ordinary income at the time you receive or accrue such payments, depending on your method of accounting for tax purposes, and any gain or loss you recognize upon the sale or maturity of your notes should be capital gain or loss except to the extent that such gain or loss is attributable to accrued but unpaid interest.

For a further discussion of the variable rate debt instrument rules, please see the discussion under the heading “Tax Consequences – United States Taxation – Original Issue Discount – Variable Rate Debt Securities” in the accompanying prospectus.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following discussion supersedes and replaces the tax discussion under the accompanying prospectus dated July 23, 2013, and prospectus supplement dated July 23, 2013.

In the opinion of our Canadian tax counsel, Norton Rose Fulbright Canada LLP, the following summary describes the material Canadian federal income tax consequences under the Income Tax Act (Canada) (the “Tax Act”), generally applicable to an initial purchaser of Notes who acquires Notes pursuant to this pricing supplement, and who, at all relevant times and for the purposes of the Tax Act, deals at arm’s length and is not affiliated with Royal Bank, acquires and holds the Notes as capital property, and is entitled to receive all payments of interest and principal under the Notes (a “noteholder”).

Senior Floating Rate Notes, Due September 9, 2016 Royal Bank of Canada

This summary is not applicable to a noteholder (i) that is a “financial institution” as defined in the Tax Act for purposes of the “mark-to-market” rules, (ii) an interest in which is a “tax shelter investment” as defined in the Tax Act, (iii) that has elected to report its “Canadian tax results” in a currency other than the Canadian currency, or (iv) that has entered into, with respect to the Notes, a “derivative forward agreement” as that term is defined in proposed amendments contained in a Notice of Ways and Means Motion that accompanied the federal budget tabled by the Minister of Finance (Canada) on March 21, 2013.  Such holders should consult their own tax advisors.

This summary is based upon the current provisions of the Tax Act and the regulations thereunder (the “Regulations”), all specific proposals to amend the Tax Act or such Regulations publicly announced by the federal Minister of Finance (Canada) prior to the date hereof (the “Proposals”) and our understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) published in writing by it.  Except for the Proposals, this summary does not take into account or anticipate any changes (including retroactive changes) in the law or the administrative policies or assessing practices of the CRA, whether by judicial, regulatory, governmental or legislative action, nor does it take into account tax laws of any province or territory of Canada, or of any jurisdiction outside Canada.  Provisions of provincial income tax legislation vary from province to province in Canada and may differ from federal income tax legislation.  No assurance can be given that the Proposals will be implemented in their current form, or at all.

This summary is of a general nature only and is not intended to constitute, nor should it be relied upon or construed as, tax advice to any particular noteholder nor is it exhaustive of all possible Canadian federal income tax considerations.  For purposes of this summary, it is assumed that a noteholder will neither undertake nor arrange a transaction in respect of the Notes primarily for the purpose of obtaining a tax benefit.  Noteholders should consult their own tax advisors as to the overall consequences of their acquisition, ownership and disposition of Notes having regard to their particular circumstances.  In particular, noteholders should consult their tax advisors as to whether they will hold the Notes as capital property for purposes of the Tax Act, which determination should take into account, among other factors, whether the Notes are acquired with the intention or secondary intention of selling them prior to their maturity date.

Noteholders Resident in Canada

The following discussion applies to a noteholder who, at all relevant times, for the purposes of the Tax Act and any applicable income tax treaty or convention, is or is deemed to be resident in Canada (a “Resident Holder”).

Certain Resident Holders who might not otherwise be considered to hold their Notes as capital property may, in certain circumstances, be entitled to have the Notes, and all other “Canadian securities” (as defined in the Tax Act) owned by such Resident Holders, treated as capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act.

Interest

A Resident Holder that is a corporation, partnership, unit trust or a trust of which a corporation or partnership is a beneficiary will be required to include in computing its income for a taxation year the entire amount of any interest (or amount considered to be interest) on the Notes that accrues or is deemed to accrue to it to the end of that taxation year or becomes receivable or is received by it before the end of that taxation year, to the extent that such amount was not included in computing the Resident Holder’s income for a preceding taxation year.

Senior Floating Rate Notes, Due September 9, 2016 Royal Bank of Canada

Any other Resident Holder, including an individual (other than a trust described in the preceding paragraph), will be required to include in computing its income for a taxation year the amount of any interest (or amount considered to be interest) on the Notes that is received or receivable by such Resident Holder in that year (depending on the method regularly followed by the Resident Holder in computing its income) to the extent that such amount was not included in computing the Resident Holder’s income for a preceding taxation year.  In addition, if at any time a Note becomes an “investment contract” (as defined in the Tax Act) in relation to the Resident Holder, such Resident Holder will be required to include in computing income for a taxation year any interest that accrues to the Resident Holder on the Note up to any “anniversary date” (as defined in the Tax Act) in that year to the extent such interest was not otherwise included in the Resident Holder’s income for that or a preceding taxation year.

Redemption or other Disposition of Notes

On a disposition or a deemed disposition of a Note (including a redemption or a repayment at maturity), a Resident Holder will generally be required to include in computing its income for the taxation year in which the disposition or deemed disposition occurs all interest (or amount considered to be interest) that accrued or is deemed to accrue on the Note from the date of the last interest payment to the date of disposition or deemed disposition, except to the extent that such interest has otherwise been included in the Resident Holder’s income for that or a preceding taxation year.

A Resident Holder who disposes or is deemed to have disposed of a Note (including on maturity of the Notes or pursuant to a redemption or other acquisition by us) should realize a capital gain (or a capital loss) to the extent that the proceeds of disposition, net of amounts included in income as interest and any reasonable costs of disposition, exceed (or are less than) the Resident Holder’s adjusted cost base of the Notes.  Resident Holders who dispose of Notes prior to the maturity date thereof, particularly those who dispose of Notes shortly prior to the maturity date thereof, should consult their own tax advisors with respect to their particular circumstances.

Treatment of Capital Gains and Losses

One-half of any capital gain realized will constitute a taxable capital gain that must be included in the calculation of the Resident Holder’s income.  One-half of any capital loss incurred will constitute an allowable capital loss that is deductible against taxable capital gains of the Resident Holder, subject to and in accordance with the provisions of the Tax Act. Capital gains realized by an individual, including most trusts, may give rise to alternative minimum tax under the Tax Act.

Additional Refundable Tax

A Resident Holder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be subject to an additional refundable tax of 6 2/3% on investment income, including interest and taxable capital gains.

Currency

All amounts relating to the acquisition, holding or disposition of the Notes must be converted into Canadian dollars based on the relevant exchange rate quoted by the Bank of Canada at noon on the relevant day or such other rate or rates of exchange acceptable to the Ministry of Finance (Canada).  A Resident Holder may realize a capital gain or capital loss by virtue of exchange rate fluctuations.  The amount of interest required to be included in computing the Resident Holder’s income for a taxation year will also be affected by fluctuations in the relevant exchange rate.

Noteholders Not Resident in Canada

The following discussion applies to a noteholder who, at all relevant times, for the purposes of the Tax Act and any applicable income tax treaty or convention, (i) is not resident and is not deemed to be resident in Canada, (ii) deals at arm’s length with any Canadian resident (or deemed Canadian resident) to whom the noteholder disposes of the Notes, (iii) does not use or hold and is not deemed to use or hold Notes in or in the course of carrying on a business in Canada, (iv) is not, and deals at arm’s length with each person who is, a “specified shareholder” (as defined in subsection 18(5) of the Tax Act) of Royal Bank, and (v) is not an insurer carrying on an insurance business in Canada and elsewhere (a “Non-resident Holder”).

Senior Floating Rate Notes, Due September 9, 2016 Royal Bank of Canada

Interest paid or credited or deemed to be paid or credited on a Note to a Non-resident Holder will not be subject to Canadian non-resident withholding tax and there are generally no other taxes on income (including taxable capital gains) payable in respect of a Note or interest, discount or premium thereon by a Non-resident Holder.

Senior Floating Rate Notes, Due September 9, 2016 Royal Bank of Canada

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan (a “plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the plan‘s particular circumstances before authorizing an investment in the debt securities.

Any purchaser or holder of debt securities or any interest therein will be deemed to have represented (both on behalf of itself and any plan) by its purchase and holding of the debt securities that either (1) it is not a plan and is not purchasing those debt securities on behalf of or with “plan assets” of any plan or (2) the purchase and holding of the debt securities will not constitute a non-exempt prohibited transaction under ERISA or the Internal Revenue Code. In addition, any purchaser or holder of debt securities or any interest therein which is a non-ERISA arrangement will be deemed to have represented by its purchase or holding or, if applicable, exchange of the debt securities that its purchase and holding will not violate the provisions of any similar law.

For a further discussion of benefit plan investor considerations, please see the discussion under the heading “Benefit Plan Investor Considerations” in the accompanying prospectus, dated July 23, 2013.

Senior Floating Rate Notes, Due September 9, 2016 Royal Bank of Canada

CLEARANCE AND SETTLEMENT

The discussion below supplements the discussion under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the accompanying prospectus, dated July 23, 2013 and is subject to the limitations and exceptions set forth therein.  Unless the context otherwise requires or as set forth in herein, any references to settlement through Euroclear or Clearstream in the accompanying prospectus shall also include settlement through CDS.

The Notes will settle through DTC, and its indirect participants Euroclear, Clearstream and CDS.  For a description of DTC, Euroclear and Clearstream, see “Description of Debt Securities—Ownership and Book-Entry Issuance” in the accompanying prospectus, dated July 23, 2013.

Considerations Relating to CDS

CDS is Canada’s national securities clearing and depository services organization. Functioning as a service utility for the Canadian financial community, CDS provides a variety of computer automated services for financial institutions and investment dealers active in domestic and international capital markets. CDS participants (“CDS Participants”) include banks, investment dealers and trust companies, and may include the underwriters. Indirect access to CDS is available to other organizations that clear through or maintain a custodial relationship with a CDS Participant. Transfers of ownership and other interests, including cash distributions, in bonds in CDS may only be processed through CDS Participants and will be completed in accordance with existing CDS rules and procedures. CDS operates in Montreal, Toronto, Calgary and Vancouver to centralize securities clearing functions through a central securities depository.

CDS is wholly-owned by The Canadian Depositary for Securities Limited, a private corporation owned one-third by investment dealers, one-third by banks and one-third by trust companies through their respective industry associations. CDS is the exclusive clearing house for equity trading on both the Toronto and Montreal exchanges and also clears a substantial volume of “over-the-counter” trading in equities and bonds.

If you plan to hold your interest in the Notes through CDS, you will follow the settlement procedures in accordance with market conventions applicable to transactions in book-based Canadian domestic bonds.

Senior Floating Rate Notes, Due September 9, 2016 Royal Bank of Canada

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICT OF INTERESTS)

On September 4, 2013, we entered into a terms agreement with the underwriters pursuant to the Distribution Agreement, dated July 23, 2013, among us and the agents party thereto for the purchase and sale of the Notes.  We have agreed to sell to each of the underwriters, and each of the underwriters has agreed to purchase from us, the principal amount of the Notes shown opposite its name at the public offering price set forth above.

Name	Principal Amount of Notes
RBC Capital Markets, LLC	$492,000,000
J.P. Morgan Securities LLC	$492,000,000
ING Financial Markets LLC	$60,000,000
ANZ Securities, Inc.	$12,000,000
Barclays Capital Inc.	$12,000,000
Capital One Securities, Inc.	$12,000,000
Credit Agricole Securities (USA) Inc.	$12,000,000
Deutsche Bank Securities	$12,000,000
nabSecurities, LLC	$12,000,000
Santander Investment Securities Inc.	$12,000,000
Seton Securities Group, Inc.	$12,000,000
SG Americas Securities, LLC	$12,000,000
SunTrust Robinson Humphrey, Inc.	$12,000,000
UBS Securities LLC	$12,000,000
Wells Fargo Securities, LLC	$12,000,000
The Williams Capital Group, L.P.	$12,000,000
Total	$1,200,000,000

The underwriters may sell the Notes to certain dealers at the public offering price, less a concession that will not exceed 0.10% of their principal amount.  The underwriters and those dealers may resell the Notes to other dealers at a reallowance discount that will not exceed 0.05% of their principal amount.  After the initial offering of the Notes, the concession and reallowance discounts on the Notes may change.

We estimate that the total offering expenses for the Notes, excluding underwriting discounts and commissions, will be approximately $72,000.

Subject to the terms and conditions of the terms agreement, the underwriters have agreed to purchase the Notes as principal, for their own account at a purchase price equal to the issue price specified on the front cover of this pricing supplement, less an underwriting discount of 0.15%.  To the extent the underwriters resell Notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an “underwriter” of the Notes as such term is defined in the Securities Act of 1933, as amended.  The underwriters have advised us that, if they are unable to sell all the Notes at the public offering price, the underwriters propose to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices to be determined at the time of sale.

In the future, the underwriters may repurchase and resell the Notes in market-making transactions.  For more information about the plan of distribution, the distribution agreement (of which the terms agreement forms a part) and possible market-making activities; see “Supplemental Plan of Distribution” in the accompanying prospectus supplement dated July 23, 2013.

We will deliver the Notes against payment therefor on September 11, 2013, which is the fifth scheduled business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on any date more than three business days prior to delivery of the Notes hereunder will be required, by virtue of the fact that the Notes will initially settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

Senior Floating Rate Notes, Due September 9, 2016 Royal Bank of Canada

Conflicts of Interest

RBC Capital Markets, LLC is our affiliate, and we will receive the net proceeds of the offering.  The underwriters are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) (formerly the National Association of Securities Dealers, Inc.). Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121.  RBC Capital Markets, LLC is not permitted to sell the Notes to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.  Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for Royal Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of Royal Bank.  The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area.  In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive; or

(b) to fewer than 100 (or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive, which do not require the publication by the Bank of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Securities to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State.  “2010 PD Amending Directive” means Directive 2010/73/EU.

Senior Floating Rate Notes, Due September 9, 2016 Royal Bank of Canada

United Kingdom.  Each underwriter has represented and agreed that:

(a) in relation to any notes which have a maturity of less than one year and where the issue of the notes would otherwise constitute a contravention of section 19 of the Financial Services and Markets Act of 2000 (the “FSMA”) by us, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing, or disposing of investments (as principal or as agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any of the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage, or dispose of investments (as principal or as agent) for the purposes of their businesses;

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to us; and

(c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any of the notes in, from, or otherwise involving the United Kingdom.

Hong Kong.  Each underwriter has represented and agreed that:

(a) it has not offered or sold and will not offer or sell in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), by means of any document, any Notes other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and

(b) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation, or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes that are or are intended to be disposed of (i) only to persons outside Hong Kong or (ii) only to “professional investors” as defined in the SFO and any rules made under the SFO.

Singapore.  This pricing supplement and the accompanying prospectus and prospectus supplement have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus dated July 23, 2013 and prospectus supplement dated July 23, 2013 and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (b) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, then shares, debentures, and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 except:

Senior Floating Rate Notes, Due September 9, 2016 Royal Bank of Canada

(1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures, and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than US $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer; or

(3) where the transfer is by operation of law.

Senior Floating Rate Notes, Due September 9, 2016 Royal Bank of Canada

VALIDITY OF NOTES

The validity of the Notes will be passed upon for us by Sullivan & Cromwell LLP, New York, New York, as to matters of New York law, and by Norton Rose Fulbright Canada LLP, Toronto, Ontario, as to matters of Canadian law and applicable matters of Ontario law. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

You should read this pricing supplement, together with the documents listed below, which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

•	Series F MTN prospectus supplement dated July 23, 2013: http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

•	Prospectus dated July 23, 2013: http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

Our Central Index Key, or CIK, on the SEC Website is 1000275.